Exhibit 99.1

The St. Joe Company

133 S.WaterSound Pkwy

WaterSound, FL 32413

THE ST. JOE COMPANY ANNOUNCES THOMAS HOYER AS NEW CHIEF FINANCIAL OFFICER

WATERSOUND, Fla. – (March 8, 2012) – The St. Joe Company (NYSE:JOE) (“JOE” or the “Company”) announced today that Thomas Hoyer will join the Company as Chief Financial Officer (CFO) effective March 19, 2012. Hoyer will replace Janna Connolly who has held the position since May 2011 and has resigned to pursue other opportunities.

“The JOE family recognizes and thanks Janna for her 16 years of dedicated service and leadership,” said Park Brady, CEO for The St. Joe Company. “Janna’s guidance has been instrumental in successfully executing the Company’s new financial strategy.”

Mr. Hoyer joins St. Joe with more than 25 years of financial-management experience, most recently from eDiets.com, Inc., where he served as Senior Vice President, Chief Financial Officer and Treasurer since March 2008.

Mr. Hoyer began his career at Fluor Corporation, serving in various financial-management positions. Following his 15-year tenure with Fluor, he held the positions of CFO with GlobEquip, LLC, and Vice President of Corporate Finance with MWH Global, Inc. He has also served as Executive Vice President and Chief Financial Officer with NationsRent and Vice President, Treasurer, and Chief Financial Officer with Digital Angel, Inc.

“We are excited about the addition of Tom Hoyer,” said Brady. “His financial expertise and insights will be great assets to St. Joe’s operations.”

Mr. Hoyer, age 49, earned his Bachelor’s Degree and Master’s Degree in Business Administration from Clemson University.

“I am pleased to be joining a company that boasts a strong, reputable team as well as one so rich in history,” said Hoyer. “I look forward to the opportunities that lie ahead.”

###

About St. Joe

The St. Joe Company is a Florida-based real estate developer and manager. The Company owns approximately 573,000 acres of land concentrated primarily in Northwest Florida and has significant residential and commercial land-use entitlements in hand or in process. The majority of land not under development is used for the growing and selling of timber or is available for sale. The Company also owns various commercial, resort and club properties. More information about the Company can be found on its website at www.joe.com.

Forward-Looking Statements

Statements in this press release that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements about the Company’s beliefs, plans, goals, expectations and intentions. Forward-looking statements involve risk and uncertainty, and there can be no assurance that the results described in such statements will be realized. Such statements are based on our current expectations and the company undertakes no obligation to publicly update or reissue any forward-looking statements. Risk factors that may cause the actual results to differ are described in this press release and in various documents have been filed with the U.S. Securities and Exchange Commission, including the Company’s annual report on Form 10-K filed with the Commission on February 27, 2012.

© 2012, The St. Joe Company. “St. Joe,” and the “Taking Flight” designs are service marks of The St. Joe Company.

St. Joe Contact:

Lori Elliott, Director, Marketing

850.402.5138

lori.elliott@joe.com